UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2016

IGNYTA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36344	45-3174872
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4545 Towne Centre Court

San Diego, California 92121

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 255-5959

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of December 8, 2016, upon the recommendation of the nominating and corporate governance committee, and pursuant to the bylaws of Ignyta, Inc. (the “Company”), the Board of Directors (the “Board”) of the Company appointed Steven L. Hoerter to the Board. Mr. Hoerter was appointed as a Class I director, with an initial term expiring at the 2018 annual meeting of stockholders of the Company, and was named to serve on the Board’s nominating and corporate governance committee. Mr. Hoerter will replace Alexander Casdin, who is also a current Board member, on the nominating and corporate governance committee.

Mr. Hoerter will participate in the Company’s non-employee director compensation program and will receive an annual retainer of $40,000 for his service on the Board. Mr. Hoerter will receive an additional annual retainer of $3,500 as a member of the nominating and corporate governance committee. Upon joining the Board, Mr. Hoerter was granted an option to purchase 24,000 shares of common stock of the Company with an exercise price per share of $6.40, which is equal to the fair market value of the common stock on the date of grant, with one-third of the shares subject to the award vesting on the first anniversary of the date of grant and 1/36th of the total shares subject to the award vesting on each monthly anniversary thereafter. In addition, on the date of each annual meeting of stockholders of the Company, Mr. Hoerter will be eligible to receive annual equity awards, provided that Mr. Hoerter has been serving on the Board for at least six months prior to such meeting and will continue to serve on the Board immediately following such meeting, which options will vest and become exercisable on the first anniversary of the date of grant. Mr. Hoerter will enter into the Company’s standard indemnification agreement for directors.

There are no arrangements or understandings between Mr. Hoerter and any other persons pursuant to which either of them was selected as a director, and there are no related person transactions (within the meaning of Item 404(a) of Regulation S-K) between Mr. Hoerter and the Company. The Board has determined that Mr. Hoerter meets the applicable independence requirements of The NASDAQ Stock Market LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 12, 2016	IGNYTA, INC.

	By:	/s/ Jonathan E. Lim, M.D.
Name: Jonathan E. Lim, M.D.
Title: President and Chief Executive Officer